DLL CPAS, LLC
201 West Charlton Street
Savannah, GA 31401

January 23, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:   Simlatus Corporation

We have read the statements made by Simlatus Corporation in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ DLL CPAS